AMENDMENT NO. 2
                              TO
                  DEBENTURE PURCHASE AGREEMENT
                 DATED AS OF NOVEMBER 19, 1993

         Amendment No. 2, dated as of January 11, 1994 (the "Amendment"), between ZENITH ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), and the Holders, to the Debenture Purchase Agreement, dated as of November 19, 1993, as amended by Amendment No. 1, dated as of November 24, 1993 (as amended, the "Agreement").

         WHEREAS, Section 17.1 of the Agreement provides that the Company may amend the Agreement, and that restrictions contained in the Agreement may be waived as provided therein, with the written consent of the Holders of not less than 51% in aggregate principal amount of the Debentures then outstanding; and

         WHEREAS, Reliance Insurance Company (directly or through its nominees) is the Holder of in excess of 51% in aggregate principal amount of the Debentures outstanding as of the date hereof.

         NOW, THEREFORE, the Company and the Holders agree as follows:

         1. All capitalized terms used herein which are not defined herein shall have the meanings assigned to them in the Agreement.

         2. Section 8.1(d) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:


            "(d) Debt which either (i) ranks subordinate in
             right of payment to the Debentures (to at least the same extent as the Debentures are subordinated to Senior Indebtedness) and which by its terms, upon the happening of any event, or otherwise (other than as a result of a default or event of default), does not mature and is not required to be redeemed, and is not redeemable at the option of the holder, in whole or in part, prior to the first anniversary of the Stated Maturity of the Debentures, or (ii) is secured by a Lien permitted by Section 8.2; provided, however, that the aggregate principal amount of Debt (or if any Debt is issued at a price less than the principal amount thereof, the original issue price thereof) outstanding pursuant to this clause (d) at any time shall not exceed $170,000,000, less the amount by which the aggregate principal amount of Debt outstanding pursuant to clause (b) of this Section 8.1 (computed as provided in such clause) exceeds $90,000,000; provided, further, that up to $20,000,000 of the Debt outstanding pursuant to this clause (d) may rank pari passu in right of payment with the Debentures if, by its terms, upon the happening of an event, or otherwise (other than as a result of a default or event of default), it does not mature and is not required to be redeemed, and is not redeemable at the option of the holder, in whole or in part, prior to the Stated Maturity of the Debentures (other than pursuant to provisions which are substantially similar to Sections 8.4 and 8.5 hereof); and"

         3. By their execution of this Amendment, the Holders hereby consent to the inclusion, in a Shelf Registration filed pursuant to Article XII of the Agreement, of Common Stock of the Company issuable upon conversion of any debentures which rank pari passu with the Debentures and are issued in compliance with Section 8.1(d) of the Agreement, as amended hereby; the Holders hereby waive all restrictions on such inclusion contained in the Agreement, including, without limitation, those contained in the last sentence of Section 12.1(a) of the Agreement.

         4. This Amendment is limited and shall not constitute a modification of, waiver of or consent in respect of any other provision of the Agreement. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

         5. This Amendment may be signed by each party hereto upon a separate copy in which event both of said copies shall constitute a single counterpart of this Amendment.

         6. This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered in New York, New
York by their respective officersthereunto duly authorized.


ZENITH ELECTRONICS CORPORATION


By: /s/  Willard C. McNitt III
  Name:  Willard C. McNitt III
  Title: Vice President-Treasurer


RELIANCE INSURANCE COMPANY


By: /s/  John P. Fitzsimons
  Name:  John P. Fitzsimons
  Title: Vice President